Exhibit 10.5

Second Amendment to the Collaboration Agreement

This second amendment (the “Second Amendment”) to the Collaboration Agreement dated December 22, 2006 (the “Agreement”) between Exelixis, Inc. (“Exelixis”) and Genentech, Inc. (“Genentech”) is made and entered into by Exelixis and Genentech effective as of April 30, 2010 (the “Second Amendment Effective Date”). All capitalized terms not expressly defined in this Second Amendment shall have the meaning assigned to them in the Agreement.

Whereas, Exelixis and Genentech are parties to the Agreement, as amended by the First Amendment to the Collaboration Agreement dated March 13, 2008 (the “First Amendment”);

Whereas, as a result of a merger completed on March 26, 2009, Roche Holdings, Inc. (together with its affiliates, “Roche”) completed its acquisition of Genentech pursuant to which Genentech became a wholly-owned member of the Roche group;

Whereas, Genentech wishes to include Roche as an “Affiliate” under the Agreement;

Now, therefore, in consideration of the foregoing premises the Parties do hereby agree to amend the Agreement as follows:

1.	Section 1.2 is hereby amended to delete the last sentence of that Section.

2.	Except as expressly and unambiguously stated herein, no other changes are made to the Agreement and all other terms and conditions of the Agreement shall remain in full force and effect. The Agreement, the First Amendment, and this Second Amendment contains the entire understanding between the Parties hereto with respect to the subject matter hereof.

Accepted and Agreed:

GENENTECH, INC		EXELIXIS, INC.

By:	/s/ James Sabry	By:	/s/ Michael Morrissey
Title:	VP, Genentech Partnering	Title:	President, R&D
Date:	4/30/10	Date:	5/7/10